SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
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                              Del Webb Corporation
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

After going to press on the enclosed proxy materials, Del Webb Corporation received written communication from J.F. Shea Co., Inc., expressing interest in a business combination which would involve Shea acquiring all of the outstanding shares of Del Webb. Del Webb subsequently issued the following news release.

Contact:    Ken Plonski (Media Inquiries)
            (602) 808-8171

            Don Mickus (Investor Inquiries)
            (602) 808-8004

                                                           FOR IMMEDIATE RELEASE

                          Competitor Proposes Nominees
                         For Del Webb Board of Directors

      Phoenix, AZ (Sept. 25, 2000) - Del Webb Corporation (NYSE:WBB) today announced that J.F. Shea Co., Inc. - a private California-based home builder that directly competes with Del Webb in many markets - may nominate three individuals, two of whom are top executives of Shea, for election to Del Webb's 10-member Board of Directors at the company's annual shareholders meeting in November.

      Shea's potential nominees are being reviewed by Del Webb regarding applicable antitrust laws prohibiting interlocking directorates and Del Webb's advance-notice by-laws. When confronted with these issues, Shea said that those executives - its president and CEO as well as its President of Shea Homes Active Adult division -- would resign or be removed from Shea in order to take positions on its competitor's board. Del Webb was surprised by this seemingly unrealistic scenario.

      Del Webb also said it has received correspondence from Shea in which Shea requested an opportunity to discuss a business combination in which it would acquire all of Webb's outstanding shares at a price of $30 per share, conditioned on "confirmatory" due diligence. To date, Del Webb has not provided any non-public information to Shea or any other party.

                                     -more-

                          Competitor Proposes Nominees                         2
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      President and Chief Executive Officer LeRoy Hanneman said Del Webb management and its Board would routinely give careful consideration to any viable and complete proposal the company receives. "The proposal from Shea, however, is deficient in many ways," said Hanneman.

      "Shea not only wants preferential treatment in negotiating with Webb, it also wants a free look at the confidential information of a direct competitor. We believe that's not in the best interest of our shareholders," Hanneman said. "If the Board of Directors decides that it is in the shareholders' best interest to sell the company, we will do it in a way that maximizes shareholder value."

      Two other major issues Hanneman stressed were:

      o Shea offered no information about how it could fund and execute a transaction that would include acquiring all of Webb's outstanding shares, as well as satisfying the company's outstanding debt obligations.

      o Shea's request for "confirmatory" due diligence could jeopardize Webb's competitive position. Essentially, Shea is requesting to view private, competitive, non-public information on a preferential, exclusive basis.

      Hanneman went on to say that Del Webb's book value at June 30, 2000 was more than $26 per share and the company fully expects book value to increase significantly in the coming months and exceed $30 by the fiscal year ended June 30, 2001.

      He pointed out that the homebuilding industry and particularly Del Webb, are currently undervalued and it is therefore not an advantageous time to consider selling the company. "Del Webb's primary market is active adults aged 55 plus. This market is just beginning a significant growth stage. The inherent value of our company should grow dramatically as the Baby Boomer generation approaches and reaches retirement age," Hanneman said. "We have four major new communities in Arizona, California, Illinois and Nevada that are serving that market. We now are beginning to realize the benefits of significant business expansion that Webb has been implementing for several years in new communities across the United States. The future of our company has never been more promising."

                                     -more-

                          Competitor Proposes Nominees                         3
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      Hanneman said Del Webb "appreciates that many people are recognizing the inherent value and strengths of our company. We just completed our fourth consecutive year of record earnings and we do not want to unduly interrupt our company's successful momentum. While Del Webb is always interested in pursuing opportunities that will enhance shareholder value - given the tremendous potential we have to grow the business independently and given our relatively undervalued stock price - our Board has not made any determination to pursue any business combination discussions."

      Del Webb traditionally has a policy of not commenting on initial approaches about business combinations or transactions of this nature, or to comment on the status of any discussions that may take place. Shea had requested that Del Webb keep Shea's potential nominations and its interest secret. However, in light of their potential nominations, Del Webb decided to make an exception to its policy to comply with disclosure regulations.

      This information contains forward looking statements that may involve risk and uncertainties and actual results may differ materially. Certain forward looking statements are based on assumptions which may not prove to be accurate. Risks and uncertainties included risks associated with the cyclical nature of real estates operations, land acquisitions and development, government regulation, growth management and environmental considerations; geographic concentration; financing and leverage; interest rate fluctuations; construction labor and material costs; future communities and new geographic markets; legal matters; natural risks, and other matters set forth in the Company's Form 10-K for the year ended June 30, 2000.

                                      -30-